Exhibit 10.1

FORM OF ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT, dated as of October __, 2005, is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”), and WELLS CAPITAL, INC., a Georgia corporation (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-11 (no. 333-125643) (the “Registration Statement”) covering the issuance of common stock;

WHEREAS, the Company qualifies as a REIT (as defined below), and intends to invest its funds in investments permitted by the terms of the Company’s Articles of Incorporation and Sections 856 through 860 of the Code (as defined below);

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of the Company all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. As used in this Advisory Agreement (the “Agreement”), the following terms have the definitions hereinafter indicated:

Acquisition Expenses. Any and all expenses, excluding the fee payable to the Advisor pursuant to Section 8(b), incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection, acquisition or development of any Property, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.

Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with purchase, development or construction of any Property. Included in the computation of such fees or commissions shall be any real estate commissions, acquisition fees, finder’s fees, selection fees, Development Fees, Construction Fees, nonrecurring management fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.

Adjusted Cost. The sum of (a) the actual amount invested on behalf of the Company in the Properties plus (b) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures plus the Company’s allocable share of capital improvements made by the Joint Venture from cash flows generated by the Joint Venture (in all cases excluding from the calculation thereof amounts relating to Vacant Properties), until such time as Advisor may estimate the value of all interests the Company holds in Properties or Joint Ventures for ERISA reporting purposes; and after such time, “Adjusted Cost” means the lesser of (1) sum of (x) the actual amount invested on behalf of the Company in the Properties plus (y) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures plus the Company’s allocable share of capital improvements made by the Joint Venture from cash flows generated by the Joint Venture (in all cases excluding from the calculation thereof amounts relating to Vacant Properties), or (2) the aggregate value of the Company’s interest in the Properties and Joint Ventures as established in connection with the most recent estimated valuation to assist ERISA fiduciaries in fulfilling their annual valuation and reporting responsibilities.

Advisor. Wells Capital, Inc., a Georgia corporation, any successor advisor to the Company, or any Person(s) to which Wells Capital, Inc. or any successor advisor subcontracts substantially all of its functions.

Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.

Appraised Value. Value according to an appraisal made by an Independent Appraiser.

Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

Asset Management Fee. The Asset Management Fee payable to the Advisor as defined in Section 8(a).

Asset Management Fee Ceiling. The ceiling on the Asset Management Fee as defined in Section 8(a).

Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties and Loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.

Bylaws. The bylaws of the Company, as the same are in effect from time to time.

Capped O&O Expenses. All Organizational and Offering Expenses other than selling commissions and the dealer manager fee as described under “Plan of Distribution” in the Registration Statement.

Cash from Financings. Net cash proceeds realized by the Company from the financing of Property or from the refinancing of any Company indebtedness.

Cash from Sales. Net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its assets after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.

Cash from Sales and Financings. The total sum of Cash from Sales and Cash from Financings.

Ceiling Excess. The extent to which the Asset Management Fee Ceiling exceeds the sum of the three previous monthly Asset Management Fee payments, as defined in Section 8(a).

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.

Competitive Real Estate Commission. A real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.

Conflicts Committee. “Conflicts Committee” shall have the meaning set forth in the Articles of Incorporation.

Construction Fee. A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

Contract Sales Price. The total consideration received by the Company for the sale of a Property.

Cumulative Return. For the period for which the calculation is being made, the percentage resulting from dividing (A) the total Distributions paid on each Distribution date during such period (without regard to Distributions paid out of Cash from Sales and Financings), by (B) the product of (i) the average Invested Capital for such period (calculated on a daily basis), and (ii) the number of days elapsed during such period.

Development Fee. A fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

Director. A member of the Board of Directors of the Company.

Disposition Fee. The Disposition Fee as defined in Paragraph 8(c).

Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.

Independent Appraiser. A person or entity with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.

Invested Capital. The amount calculated by multiplying the total number of Shares purchased by stockholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares.

Joint Venture. Any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part on behalf of the Company, any Properties.

Listing. The listing of the Shares on a national securities exchange or over-the-counter market.

NASAA Guidelines. The NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

Net Asset Value. The excess of (i) the aggregate of the Adjusted Cost over (ii) the aggregate outstanding debt of the Company and the Partnership (excluding debt borrowed for purposes other than acquiring or refinancing Properties).

Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

Net Sales Proceeds. In the case of a transaction described in clause (i) (A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the joint venture. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.

Offering. Any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.

Operating Expenses. All costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on resale of property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Organization and Offering Expenses. All expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants’ and attorneys’ fees.

Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.

Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Property or Properties. Any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly.

Property Manager. Any entity that has been retained to perform and carry out at one or more of the Properties property management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.

Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; or (C) any joint venture in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.

Shares. The Company’s shares of common stock, par value $0.01 per share.

Stockholders. The registered holders of the Shares.

Stockholders’ 8% Return. As of each date, an aggregate amount equal to an 8% Cumulative Return.

Subordinated Incentive Fee. The fee payable to the Advisor under certain circumstances if the Shares are listed on a national securities exchange or over-the-counter market as defined in Paragraph 8(e).

Subordinated Performance Fee Due Upon Termination. Subordinated Performance Fee Due Upon Termination means a fee equal to (1) 10% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all indebtedness secured by the Company’s Properties, plus total Distributions through the Termination Date exceeds (b) the sum of Invested Capital, plus Distributions attributable to Net Sales Proceeds, plus total Distributions required to be made to the stockholders in order to pay the Stockholders’ 8% Return from inception through the termination date less (2) any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds.

Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds as defined in Paragraph 8(d).

Termination Date. The date of termination of the Agreement.

Vacant Property. A Property that has been economically vacant for (i) the period from acquisition until the applicable measurement date, if less than six months or (ii) at least six months as of the applicable date of measurement.

2%/25% Guidelines. The requirement pursuant to the NASAA Guidelines that, in any 12-month period, total Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12-month period or 25% of the Company’s Net Income over the same 12-month period.

2. Appointment. The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. Duties and Authority of the Advisor. The Advisor undertakes to use its reasonable efforts (1) to present to the Company potential investment opportunities to provide a continuing and suitable investment program consistent with (i) the investment objectives and policies of the Company as determined and adopted from time to time by the Board and (ii) the investment allocation method described at Section 11(b) of this agreement and (2) to manage, administer, promote, maintain, and improve the Properties on an overall portfolio basis in a diligent manner. The services of the Advisor are to be of scope and quality not less than those generally performed by professional asset managers of other similar property portfolios. The Advisor shall make available the full benefit of the judgment, experience and advice of the members of the Advisor’s organization and staff with respect to the duties it will perform under this Agreement. The Advisor shall also obtain Property Managers, which may include Affiliates of the Advisor, to manage, promote, and lease the Properties. To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions included in Paragraphs 4 and 7 and to the continuing and exclusive authority of the Board over the management of the Company and the Partnership, the Company hereby delegates to the Advisor the authority to, and the Advisor hereby agrees to, either directly or by engaging an Affiliate:

(a) serve as the Company’s investment and financial advisor and provide research and economic and statistical data in connection with the Company’s assets and investment policies;

(b) provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(c) maintain and preserve the books and records of the Company, including a stock ledger reflecting a record of the Stockholders and their ownership of the Company’s Shares and acting as transfer agent for the Company’s Shares and maintaining the accounting and other record-keeping functions at the Property and Company levels;

(d) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(e) consult with the officers and the Board of the Company and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(f) oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(g) conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the related Property Manager of its duties;

(h) review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;

(i) review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

(j) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis;

(k) subject to the provisions of Paragraphs 3(l) and 4 hereof, (i) locate, analyze and select potential investments in Properties, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties will be made; (iii) make investments in Properties on behalf of the Company or the Partnership in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Property; (v) enter into leases and service contracts for Property, including oversight of Affiliated companies that perform property management services for the Company; (vi) oversee non-affiliated property managers and other non-affiliated Persons who perform services for the Company; and (vii) to the extent necessary, perform all other operational functions for the maintenance and administration of such Property;

(l) obtain the prior approval of the Board for any and all investments in Properties (as well as any financing acquired by the Company or the Partnership in connection with such investment);

(m) if a transaction requires approval by the Board of Directors, deliver to the Board of Directors all documents required by them to properly evaluate the proposed investment in the Property;

(n) negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares and other securities or obtain loans for the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(o) obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Properties;

(p) from time to time, or at any time reasonably requested by the Board, provide information or make reports to the Board related to its performance of services to the Company under this Agreement;

(q) from time to time, or at any time reasonably requested by the Board, make reports to the Board of the investment opportunities it has presented to other Advisor-sponsored programs or that it has pursued directly or through an Affiliate;

(r) provide the Company with all necessary cash management services;

(s) deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties;

(t) notify the Board of all proposed material transactions before they are completed;

(u) at the direction of Company management, prepare the Company’s periodic reports and other filings made under the Securities Exchange Act of 1934, as amended, and the

Company’s Post-Effective Amendments to the Registration Statement as well as all related prospectuses, prospectus supplements and supplemental sales literature and assist in connection with the filing of such documents with the appropriate regulatory authorities; and

(v) do all things necessary to assure its ability to render the services described in this Agreement.

4. Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Paragraph 3, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

5. Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6. Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7. Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, or the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Advisor’s Affiliates shall not be liable to the Company or to the Board or stockholders for any act or omission by the Advisor, its directors, officers or employees, or stockholders, directors or officers of the Advisor’s Affiliates except as provided in Paragraphs 18 and 19 of this Agreement.

8. Fees.

(a) Asset Management Fee. Subject to the overall limitations contained below in this Section 8(a), commencing on the date hereof, the Advisor shall be paid for the asset management services included in the services described in Section 3 a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 0.75% of the Adjusted Cost calculated on the last day of each preceding month. Notwithstanding the foregoing, the aggregate Asset Management Fee payable to Advisor pursuant to this Section 8(a) shall not exceed 1.0% of Net Asset Value, calculated on a quarterly basis as of the last day of each quarter (the “Asset Management Fee Ceiling”). To the extent the Asset Management Fee Ceiling exceeds the sum of the three previous monthly Asset Management Fee payments (such amount the “Ceiling Excess”), each next succeeding monthly payment of the Asset Management Fee will be applied against the Ceiling Excess until the Ceiling Excess is eliminated, but in no event will the Advisor be required to make a cash payment on account of any Ceiling Excess.

(b) Acquisition Fees. The Advisor shall receive, as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, Acquisition Fees in an amount equal to 2.0% of Gross Proceeds, payable by the Company upon the Company’s receipt of Gross Proceeds; provided that upon termination of this Agreement, the Advisor will be obligated to reimburse the Company for any Acquisition Fee that has not been allocated to the purchase price of Company Properties as provided for in Section 8.7 of the Articles of Incorporation.

(c) Disposition Fee. If the Advisor or an Affiliate provides a substantial amount of the services (as determined by the Conflicts Committee) in connection with the Sale of one or more Properties, the Advisor or such Affiliate shall receive at closing a Disposition Fee equal to 1.0% of the sales price of such Property or Properties; provided, however, that no Disposition Fee shall be payable to the Advisor for Property Sales if such Sales involve the Company selling all or substantially all of its Properties in one or more transactions designed to effectuate a business combination transaction (as opposed to a Company liquidation, in which case the Disposition Fee would be payable if the Advisor or an Affiliate provides a substantial amount of services as provided above). Any Disposition Fee payable under this section may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each Property shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each Property or (ii) the Competitive Real Estate Commission for each Property.

(d) Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds shall be payable to the Advisor in an amount equal to 10% of Net Sales Proceeds remaining after the Stockholders have received Distributions equal to the sum of the Stockholders’ 8% Return and 100% of Invested Capital. Following Listing, no Subordinated Share of Net Sales Proceeds will be paid to the Advisor.

(e) Subordinated Incentive Fee. Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 10.0% of the amount by which (i) the market value of the outstanding stock of the Company, measured by taking the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the

Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 8% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note or any combination of the foregoing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds. In the event the Subordinated Incentive Fee is paid to the Advisor following Listing, no other performance fee will be paid to the Advisor.

(f) Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

9. Expenses.

(a) Reimbursable Expenses. In addition to the compensation paid to the Advisor pursuant to Paragraph 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor (to the extent not reimbursable by another party, such as the dealer manager) in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i) the Organization and Offering Expenses; provided, however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent (i) Capped O&O Expenses borne by the Company exceed 2.0% of the Gross Proceeds raised in a completed offering and (ii) Organization and Offering Expenses borne by the Company exceed 15% of the Gross Proceeds raised in a completed Offering;

(ii) Acquisition Fees and Acquisition Expenses payable to unaffiliated Persons incurred in connection with the selection and acquisition of Properties;

(iii) the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;

(iv) interest and other costs for borrowed money, including discounts, points and other similar fees;

(v) taxes and assessments on income or Property and taxes as an expense of doing business;

(vi) costs associated with insurance required in connection with the business of the Company or by the Board;

(vii) expenses of managing and operating Properties owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii) all expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(ix) expenses associated with Listing or with the issuance and distribution of securities other than the Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

(x) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(xi) expenses of organizing, redomesticating merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws;

(xii) expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii) administrative service expenses, including all costs and expenses incurred by Advisor in fulfilling its duties hereunder. Such costs and expenses may include (i) reasonable wages and salaries and other employee-related expenses of all employees of Advisor who are engaged in the management, administration, operations, and marketing of the Company, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses which are directly related to their services provided hereunder and (ii) the Company’s allocable share of other overhead of the Advisor such as rent and utilities; and

(xiv) audit, accounting and legal fees.

No reimbursement shall be made for costs of personnel of the Advisor or its Affiliates to the extent that such personnel perform services in connection with services for which the Advisor receives the Acquisition Fee or the Disposition Fee.

(b) Other Services. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Conflicts Committee, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

(c) Timing of and Limitations on Reimbursements.

(i) Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Paragraph 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

(ii) The Company shall not reimburse the Advisor at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the

“Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors which the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall send to the stockholders a written disclosure of such fact, together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board of Directors. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

10. Fidelity Bond. The Advisor shall maintain a fidelity bond for the benefit of the Company which bond shall insure the Company from losses of up to $10,000,000 and shall be of the type customarily purchased by entities performing services similar to those provided to the Company by the Advisor.

11. Other Activities of the Advisor.

(a) General. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

(b) Policy with Respect to Allocation of Investment Opportunities. Before the Advisor presents an investment opportunity that would in its judgment be suitable for the Company to another Advisor-sponsored program, the Advisor shall determine in its sole discretion that the investment opportunity is more suitable for such other program than for the Company based on factors such as the following: the investment objectives and criteria of each program; the cash requirements and anticipated cash flow of each program; the size of the investment opportunity; the effect of the acquisition on diversification of each program’s investments by type of commercial property, geographic area and tenant base; the estimated income tax effects of the purchase on each entity; the policies of each program relating to leverage; the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available that is, in the sole discretion of the Advisor, equally suitable for both the Company and another Advisor-sponsored program, then the Advisor may offer the other program the investment opportunity if it has had the longest period of time elapse since it was offered an investment opportunity. The Advisor will use its reasonable efforts to fairly allocate investment opportunities in accordance with such allocation method and will promptly disclose any material deviation from such policy or the establishment of a new policy, which shall be allowed provided (1) the Board is provided with notice of such policy at least 60 days prior to such policy becoming effective and (2) such policy provides for the reasonable allocation of investment opportunities among such programs. The Advisor shall provide the Conflicts Committee with any information reasonably requested so that the Conflicts Committee can insure that the allocation of investment opportunities is applied fairly. Nothing herein shall be deemed to prevent the Advisor or an Affiliate from pursuing an investment opportunity directly rather than offering it to the Company or another Advisor-sponsored program so long as the Advisor is fulfilling its obligation to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company.

12. Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

13. Representations and Warranties.

(a) Of the Company. To induce the Advisor to enter into this Agreement, the Company hereby represents and warrants that:

(i) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii) The Company’s execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

(b) Of the Advisor. To induce Company to enter into this Agreement, the Advisor represents and warrants that:

(i) The Advisor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii) The Advisor’s execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms. The Advisor’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Advisor’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Advisor’s articles of incorporation or bylaws, or any law, statute, rule or regulation to which the Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Advisor to perform any of its obligations under this Agreement.

(iii) The Advisor has received copies of the Articles of Incorporation, Bylaws, and the Registration Statement and of the Partnership’s limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Advisor warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the Articles of Incorporation, Bylaws, the Registration Statement, or the Partnership’s limited partnership agreement in the absence of the express direction of the Conflicts Committee.

14. Term; Termination of Agreement. This Agreement shall continue in force until the first anniversary of the date hereof, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. The Company, acting through the Board, will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

15. Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (by majority of the Conflicts Committee or a majority of the Board of Directors of the Advisor, as the case may be). The provisions of Sections 1, 6, 7, and 17 through 29 survive termination of this Agreement.

16. Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

17. Payments to and Duties of Advisor upon Termination. Payments to the Advisor pursuant to this Section 17 shall be subject to the 2%/25% Guidelines to the extent applicable.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination the following:

(i) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.; and

(ii) the Subordinated Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(b) The Advisor shall promptly upon termination:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including Properties, and documents of the Company then in the custody of the Advisor; and

(iv) cooperate with the Company to provide an orderly management transition.

18. Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 18 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Paragraph 19. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

19. Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, misconduct, or reckless disregard of its duties.

20. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To the Advisor:	Wells Capital, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 20.

21. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

22. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

23. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

24. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

25. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

26. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

27. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

28. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

29. Name. Wells Capital, Inc. has a proprietary interest in the name “Wells.” Accordingly, and in recognition of this right, if at any time the Company ceases to retain Wells Capital, Inc. or an Affiliate thereof to perform the services of Advisor, the Company will, promptly after receipt of written request from Wells Capital, Inc., cease to conduct business under or use the name “Wells” or any derivative thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “Wells” or any other word or words that might, in the sole discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Wells” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:
Name:	Douglas P. Williams
Title:	Executive Vice President

WELLS CAPITAL, INC.

By:
Name:	Leo F. Wells III
Title:	President